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                                                                      EXHIBIT 11

                         NORSTAN, INC. AND SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                    (In thousands, except per share amounts)


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

                                    Three Months Ended          Six Months Ended
                                ------------------------   --------------------------
                                 November 2,  October 28,    November 2,   October 28,
                                    1996         1995           1996          1995
                                 ------------------------  --------------------------
Primary earnings per share -

  Weighted average number of
   issued shares outstanding         9,122       8,444        8,968       8,441

Effect of:
  1986 Long-Term Incentive Plan        171         436          276         423
  1995 Long-Term Incentive Plan         30           -           15           -
  Restated Non-Employee
   Directors' Stock Plan                82          98           98          96
  Employee Stock Purchase Plan          11          12           12           9
                                  --------    --------    ---------    --------
Shares outstanding used to
 compute primary earnings per
 share                               9,416       8,990        9,369       8,969
                                  --------    --------    ---------    --------
                                  --------    --------    ---------    --------

Net income                        $  2,676    $  2,148     $  4,368    $  3,581
                                  --------    --------    ---------    --------
                                  --------    --------    ---------    --------

Primary earnings per share        $    .28    $    .24     $    .47    $    .40
                                  --------    --------    ---------    --------
                                  --------    --------    ---------    --------
Fully diluted earnings per
 share -

  Weighted average number
  of shares used for primary
  earnings per share                 9,416       8,990        9,369       8,969

Effect of:
  1986  Long-Term Incentive Plan         4           -            2           9
  1995  Long-Term Incentive Plan         5           -            3           -
  Restated Non-Employee
   Directors' Stock Plan                 1           -            -           1
  Employee Stock Purchase Plan           2           -            -           2
                                  --------    --------    ---------    --------
Shares outstanding used to
  compute fully diluted earnings
  per share                          9,428       8,990        9,374       8,981
                                  --------    --------    ---------    --------
                                  --------    --------    ---------    --------

Net income                        $  2,676    $  2,148     $  4,368    $  3,581
                                  --------    --------    ---------    --------
                                  --------    --------    ---------    --------

Fully diluted earnings per
 share                            $    .28    $    .24     $    .47      $  .40
                                  --------    --------    ---------    --------
                                  --------    --------    ---------    --------
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